Exhibit 99.1

April 22, 2003

Hancock Park Capital II, LP
10323 Santa Monica Blvd. Suite 101
Los Angeles, CA 90025

Ladies and Gentlemen:

               Re: Agreement Regarding Certain Matters

Ladies and Gentlemen:

               In consideration of the purchase by Hancock Park Capital II, L.P. (“Hancock”) of 5,000 shares of FAO, Inc. Class I Convertible Preferred Stock (the “Shares”), and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, this letter constitutes the following agreement:

1.	Kayne Anderson Capital Advisors LP, Woodacre LLC, Fortune Twenty-Fifth, Inc., Fred Kayne, Richard Kayne, Charles Norris, and Les Biller hereby agree that, so long as Hancock and its affiliates own not less than 3,000 Shares or the shares of FAO, Inc. (“FAO”) Common Stock into which such Shares have been converted, each of them shall cause all shares of Class I Convertible Preferred Stock, Class J Convertible Preferred Stock, and Common Stock owned by them to be voted so as to elect the designee of Hancock to FAO’s Board of Directors.

2.	Fred Kayne and Richard Kayne hereby agree that with respect to all FAO, Inc., FAO Schwartz, Inc., and ZB Company, Inc. Equipment Notes dated on or about April 22, 2003 (the “Notes”) beneficially owned by either of them (including, but not limited to, those held by Fortune Twenty-Fifth, Inc.), they will not exercise the conversion right contained in such Notes at any time prior to January 12, 2004.

3.	Each party to this agreement severally represents that (i) such party has full capacity to execute, deliver and perform this letter agreement; (ii) this letter agreement has been duly authorized and approved, if applicable; and (iii) this letter agreement is the valid and binding obligation of such party and enforceable against such party in accordance with its terms.

April 22, 2003
Letter Agreement

Sincerely,

KAYNE ANDERSON CAPITAL ADVISORS, LP,
a California limited partnership

By Kayne Anderson Investment Management, Inc.
a Nevada corporation

By

David Shladovsky General Counsel

FRED KAYNE,
an Individual

By

RICHARD KAYNE,
an Individual

By

WOODACRES LLC

By

Its:

CHARLES NORRIS,
an Individual

By

LES BILLER,
an Individual

By

April 22, 2003
Letter Agreement

FORTUNE TWENTY-FIFTH, INC.

By

Its:

Accepted and Agreed:

HANCOCK PARK CAPITAL II L.P.,
a Delaware limited partnership

By: Hancock Park Associates III, LLC,
a Delaware limited liability company

By:

An authorized signatory